Exhibit 2

Form 51-102F3

Material Change Report

Item 1	Name and Address of Company

Grown Rogue International Inc. (“Grown Rogue” or the “Company”)

550 Airport Road

Medford, Oregon

United States 97504

Item 2	Date of Material Change

April 4, 2024

Item 3	News Release

A news release was issued by the Company on April 10, 2024 through the facilities of Cision and was subsequently filed on SEDAR+.

Item 4	Summary of Material Change

The Company announced that 23,270,249 common share purchase warrants (the “Warrants”) have been exercised for an aggregate of 23,270,249 common shares (the “Common Shares”) for aggregate gross proceeds of approximately US$4.7 million.

In March of 2024, 1,515,000 Common Shares were issued in connection with the exercise of options (the “Options”) for aggregate gross proceeds of US$200,000, and 1,459,608 Common Shares were issued in connection with the conversion of debentures (the “Debentures”) representing a principal amount of US$250,000.

Item 5.1	Full Description of Material Change

Further to its press release on March 1, 2024, on April 10, 2024, the Company announced that all 23,270,249 Warrants issued in December of 2022 and in July/August of 2023 have been exercised for an aggregate of 23,270,249 Common Shares for aggregate gross proceeds of approximately US$4.7 million.

Further, the Company announced that in March of 2024, 1,515,000 Common Shares were issued in connection with the exercise of Options for aggregate gross proceeds of US$200,000, and 1,459,608 Common Shares were issued in connection with the conversion of Debentures representing a principal amount of US$250,000. The Company currently has 208,250,743 Common Shares issued and outstanding and 261,913,461 Common Shares on a fully diluted basis.

Item 6	Reliance on Subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

J. Obie Strickler

Chief Executive Officer

Tel: +1 458 226 2100

Email: obie@grownrogue.com

Item 9	Date of Report

April 14, 2024.

Cautionary Note Regarding Forward Looking Information

This report contains statements which constitute “forward-looking information” within the meaning of applicable securities laws, including statements regarding the plans, intentions, beliefs and current expectations of the Company with respect to future business activities. Forward- looking information is often identified by the words “may,” “would,” “could,” “should,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect” or similar expressions and include information regarding: (i) statements regarding the future direction of the Company (ii) the ability of the Company to successfully achieve its business and financial objectives, (iii) plans for expansion of the Company and securing applicable regulatory approvals, and (iv) expectations for other economic, business, and/or competitive factors. Investors are cautioned that forward-looking information is not based on historical facts but instead reflect the Company’s management’s expectations, estimates or projections concerning the business of the Company’s future results or events based on the opinions, assumptions and estimates of management considered reasonable at the date the statements are made. Although the Company believes that the expectations reflected in such forward-looking information are reasonable, such information involves risks and uncertainties, and undue reliance should not be placed on such information, as unknown or unpredictable factors could have material adverse effects on future results, performance or achievements of the combined company. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking information are the following: changes in general economic, business and political conditions, including changes in the financial markets; and in particular in the ability of the Company to raise debt and equity capital in the amounts and at the costs that it expects; adverse changes in the public perception of cannabis; decreases in the prevailing prices for cannabis and cannabis products in the markets that the Company operates in; adverse changes in applicable laws; or adverse changes in the application or enforcement of current laws; compliance with extensive government regulation and related costs, and other risks described in the Company’s public disclosure documents filed on SEDAR+ at www.sedarplus.ca.

Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward- looking information prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. Although the Company has attempted to identify important risks, uncertainties and factors which could cause actual results to differ materially, there may be others that cause results not to be as anticipated, estimated or intended. The Company does not intend, and does not assume any obligation, to update this forward-looking information except as otherwise required by applicable law.

The Company is indirectly involved in the manufacture, possession, use, sale and distribution of cannabis in the recreational cannabis marketplace in the United States through its indirect operating subsidiaries. Local state laws where its subsidiaries operate permit such activities however, these activities are currently illegal under United States federal law. Additional information regarding this and other risks and uncertainties relating to the Company’s business are disclosed in the Company’s Listing Statement filed on its issuer profile on SEDAR+ at www.sedarplus.ca. Should one or more of these risks, uncertainties or other factors materialize, or should assumptions underlying the forward-looking information or forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected.